Exhibit 10.1

Information contained in portions of this Exhibit have been redacted because the Company has determined that such information (i) is not material and (ii) would likely cause competitive harm to the Company if it were to be publicly disclosed. Information redacted from this Exhibit has been marked by the following [**]

MANUFACTURE AND SUPPLY AGREEMENT

THIS MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”), is made as of May 29, 2024 (the “Effective Date”), by and between ThermoGenesis Corp., (a Delaware corporation) having its principal place of business at 2711 Citrus Road, Rancho Cordova, CA 95742 ("Thermo"), and Cord Blood Registry, a Delaware corporation having its principal place of business at 11915 La Grange Ave., Los Angeles, CA 90025 ("CBR").

WHEREAS, THERMO and CBR desire to enter into this Agreement to establish the terms upon which THERMO will manufacture, package, and supply the Product (as defined below) to CBR.

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants set forth in this Agreement and other good and valuable consideration hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

RECITALS

WHEREAS, CBR sells cord blood and cord tissue stem cell services to its customers and desires to purchase Thermo's Auto Xpress (AXP) System ("AXP System"), which consists of a battery operated device (the "AXP Device" or “Device”), a disposable processing bag set (the "Disposables") that has integrated sampling segments, and XpressTRAK, a GMP-compliant software;

WHEREAS, Thermo is willing to supply the AXP System and provide related services to CBR; and

WHEREAS, Thermo and CBR are parties to that certain Sale and Purchase Agreement, dated as of May 15, 2017, and as amended by that certain Manufacturing and Supply Amendment Agreement #1 dated as of March 16, 2020 and that certain Manufacturing and Supply Amendment #2 dated as of June 13, 2020 (collectively, the "Prior Agreement"), and desire to supersede the Prior Agreement and replace the Prior Agreement with this Agreement.

NOW THEREFORE, incorporating the Recitals set forth above by this reference and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree each with the other as follows:

SECTION 1 – DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1

“Affiliate” means, with respect to a signatory to this Agreement, any corporation, partnership, or other business entity controlled by, or controlling, or under common control with such signatory, with "control" meaning direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or interest of such corporation, partnership, or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2

“Applicable Regulation” means all statutes, laws and regulations promulgated by any US or foreign governmental agency and applicable to the manufacture, approval and notice for sale, quality control, testing, cleaning, sterilization, packaging, labeling, record retention, storage, handling, transport, and reporting of the Products in effect at a particular time during the Term.

1.3

“AXP Operator & Maintenance Manual” means the operators manual provided by Thermo as part of the AXP System which shall include written routine maintenance procedures and the recommended maintenance schedule to be carried out by CBR.

1.4	“Field of Use” means the practice of stem cell isolation and collection from umbilical cord blood.

1.5

“Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), mask works and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection provided by applicable law, regulations or rules in any jurisdiction throughout the world.

1.6	“Monthly Release Date” means the date the Products are to be delivered to the Carrier each month, as set forth in each Purchase Order.

1.7	“Product” means the product described in attached Exhibit A, as the same may be amended by mutual written agreement of the Parties from time to time.

1.8	“Purchase Order” means the quarterly purchase order issued by CBR specifying necessary information as set forth in Section 2.4.

1.9	“Specifications” means the raw materials, manufacturing, quality assurance and finished device specifications and protocols for the Products, including the Device, as set forth in Exhibit A.

SECTION 2 – MANUFACTURE

2.1

Purchase and Sale of Products. Subject to the terms and conditions of this Agreement, during the Term, CBR shall purchase exclusively from Thermo, and Thermo shall manufacture and sell to CBR, CBR's requirements of the Products on terms and conditions set forth in this Agreement.

2.2	Applicable Regulations

(a)

Thermo shall manufacture, test, clean, package, store, handle, transport and label the Products in accordance with all Applicable Regulations. Each party shall promptly notify the other of any new laws, regulations, rules, or requirements of which it becomes aware that pertain to Products, and shall confer with the other with respect to the best means to comply with such requirements.

(b)

Thermo shall use reasonable efforts to provide support to CBR for CBR's regulatory submissions and registrations for the Products worldwide, including through the production of documents in Thermo's possession. Any costs in connection therewith shall be borne by CBR.

(c)

Each party shall designate an individual within its organization to be the primary contact regarding regulatory issues. Such individual may be changed by giving written notice thereof to the other party.

(d)

With respect to its performance hereunder, Thermo shall obtain and comply in all material respects with all applicable permits and registrations, and all applicable present and future orders, regulations, requirements, and laws of any governmental authority in addition to the Applicable Regulations. Thermo represents and warrants to CBR that it has, and will retain, its ISO 9001 certification (or other applicable ISO series 9000 certification), and will maintain a quality system for the duration of this Agreement. Thermo will maintain a registration for the Products with the US Food and Drug Administration as a Contract Medical Device, in accordance with the Federal Food, Drug and Cosmetic Act 21 CFR Part 807 and Part 11 as amended.

2.3	Forecasts. [**]

2.4

Purchase Orders CBR shall order Products [**]. Thermo shall be deemed to have received a Purchase Order on the date of its electronic or electronically confirmed receipt or upon its delivery to Thermo by mail or courier service. Each Purchase Order shall include the following, as applicable:

(a)	date of Purchase Order.

(b)	[**].

(c)	quantity of the Disposables ordered [**], which shall:

(i)	be in accordance with the forecast provided pursuant to Section 2.3.

(ii)	be approximately [**] of the amount of such [**], and in no case less than [**];

(iii)	be in [**].

(d)	the delivery address.

(e)	payment terms; and

(f)	mode of shipment

2.5	Maximum Orders CBR may not order more than [**] without advance discussion with the Joint Operating Committee (“JOC”) and the written consent of Thermo.

2.6

Acceptance of Purchase Order Thermo shall promptly notify CBR (and in any event within three (3) business days) of receipt of any Purchase Order setting forth either (a) its acceptance of the Purchase Order; or (b) any proposed amendments to [**] for the Products ordered. If Thermo responds pursuant to (b) above, CBR and Thermo shall negotiate in good faith to finalize such [**] within three (3) business days. Upon agreement of the parties, an authorized representative of each party shall execute the Purchase Order. Failure by Thermo to notify CBR within three (3) business days of receipt of a Purchase Order shall be deemed acceptance of a Purchase Order. Each Purchase Order shall become binding upon the parties upon acceptance, and Thermo shall use commercially reasonable efforts to fill and deliver all Purchase Orders that have been so accepted.

2.7

Supply Security Information Thermo shall inform CBR within seven (7) days of CBR's placement of any Purchase Order, or as soon as otherwise known by Thermo, of any reasonably foreseeable shortage or any other circumstances of which it becomes aware that may impact its ability to supply the Products to CBR, and shall use commercially reasonable efforts to minimize the consequences of any delay in the delivery of Products. If there is a limited supply of Product, CBR’s binding Purchase Orders will have priority over other customer orders up to the lesser of either [**] of Thermo’s production capacity or the quantity in CBR's then-binding [**] forecast so long as such Purchase Orders are timely delivered, and the amounts were included for a period of no less [**] in the rolling forecasts provided by CBR. If Thermo is unable to meet CBR’s requirements for the Products, Thermo shall use all commercially reasonable efforts to remedy such shortage, including use of approved third-party manufacturers. If Thermo is unable to remedy the shortage [**] within [**] days, CBR may, in its sole discretion, choose not to purchase any additional amount of such Products from Thermo and/or may initiate the actions as set forth under Sections 3 and 5(b) of the Amended and Restated Technology License and Escrow Agreement as set forth in Exhibit E and incorporated herein by this reference (the "License and Escrow Agreement").

2.8

Conflicting Terms This Agreement shall govern each Purchase Order and any conflict or inconsistency between the terms of this Agreement and a Purchase Order shall be resolved in favor of this Agreement, unless CBR expressly states its acceptance to such conflicting term(s). No additional or conflicting terms in any Purchase Order shall govern.

SECTION 3– MAINTENANCE SERVICE

3.1

General. During the term of this Agreement, CBR or its Affiliates shall follow the daily maintenance and periodic performance requirements and recommendations for the AXP System as set forth in Chapter 8 of the Maintenance section of the AXP System Operator & Maintenance Manual. Thermo will not provide routine or otherwise preventative service for the Device other than as set forth in the applicable warranty, or as provided in Section 3.3.

3.2

Maintenance. Maintenance shall consist of routine and regular activities detailed in the AXP System Operator & Maintenance Manual. Maintenance activities shall be performed by CBR or its Affiliates on the AXP System in accordance with pre- determined schedules, independent of any failures, defects, or other problems with the AXP System, for the purpose of maintaining the AXP System in good working order.

3.3

Post-Warranty Device Repair Service. Upon expiry of the warranty period for the AXP Devices as per Section 8 of this Agreement and for the duration of the Useful Life (as defined below) of the AXP Devices, Thermo shall offer to CBR device repair services under a separate service contract in the form attached hereto as Exhibit B (the “AXP Device Repair Service Agreement"), which shall include (i) preventative maintenance as needed, (ii) battery replacement as needed during a repair or preventative maintenance, and (iii) return shipping. Useful Life means (i) with respect to any AXP Devices purchased under this Agreement, seven (7) years from delivery, and (ii) with respect to any AXP Devices purchased by CBR before the Effective Date, the longer of twelve (12) years from delivery or two (2) years following the Effective Date.

SECTION 4 - SHIPMENT

4.1

Shipment. Thermo shall ship Products in accordance with each binding Purchase Order to arrive no later than each specified Monthly Release Date, with any term of delivery to be construed according to Incoterms 2010 (INCOTERMS), as published by the International Chamber of Commerce. All Products shall be cleared through U.S. Customs prior to shipment to CBR. All Products shall be marked for shipment to CBR or to CBR's designated destination, and delivered to a carrier designated by CBR or, if not so designated by CBR in the applicable Purchase Order, to a carrier chosen by Thermo ("Carrier"). Thermo shall choose the lots to be shipped to CBR in accordance with Thermo's standard shipping procedures, provided that Thermo shall not ship any Disposables while they are placed on hold by Thermo's quality system as part of a formal investigation, provided that Thermo may ship such Disposables after the favorable conclusion of the investigation.

4.2	Risk of Loss and Title. All deliveries shall be Ex Works (as defined by INCOTERMS) from Carrier's shipping location. Risk of loss and title shall pass to CBR upon delivery by Thermo to Carrier.

4.3	Timely Delivery. Thermo shall use commercially reasonable efforts to deliver to Carrier the Products within three (3) business days of the Monthly Release Date.

4.4

Licenses. Where delivery of any Product requires an export license or other authorization before shipment, Thermo shall use commercially reasonable efforts to obtain all such requisite licenses and authorizations.

4.5

Permitted Delays. Thermo may delay deliveries in the event shipment is prohibited by applicable law or regulation but shall use all commercially reasonable efforts to minimize the consequences of any delay in the delivery of Products.

SECTION 5 – PRICE; PAYMENT

5.1

Price. During the Term of this Agreement, CBR shall pay to Thermo the price for each Product as described in Exhibit C. The purchase price for Disposables for [**] shall be determined by the forecast provided by CBR for [**]. Notwithstanding the foregoing, the parties shall negotiate in good faith to review and update the pricing on Exhibit C every [**]. Price increases (on a percentage basis) shall not exceed the increases in Thermo' s actual manufacturing costs or the Consumer Price Index, whichever is greater. Thermo shall not at any time during the Term of this Agreement sell the Products to a different buyer in the United States or Canada cord blood bank sector (private banks and public banks) at prices for annual quantity purchases below those provided to CBR pursuant to this Agreement except in the case of Thermo's technical collaborations with certain customers and not to exceed [**] bag sets per calendar year. If Thermo charges such different buyer a lower price for Products, Thermo must immediately apply the lower price for such Products under this Agreement.

5.2

Annual Reconciliation. Within thirty (30) days after the end of each calendar year, the JOC will calculate the actual quantity purchased by CBR, as confirmed by actual binding orders placed for delivery by CBR that year and shipped by Thermo. The annualized amounts will be referenced to the tiered pricing in Exhibit C and if necessary, reconciliation of the appropriate pricing tier shall be applied to the actual unit volume purchased by CBR. Any refund due to CBR by Thermo or amounts owed to Thermo by CBR shall be thereafter conveyed within thirty (30) days of the calculation.

5.3

Invoices. Thermo shall invoice CBR for the Product price plus local sales tax as required by law upon shipment of Products under each Purchase Order. Thermo shall invoice CBR for any other amounts due hereunder within five (5) days of the end of the month in which such amounts arose. All invoices shall be sent by email to [**].

5.4

Invoice Disputes. CBR shall notify Thermo in writing of any valid dispute with any invoice regarding Product details and prices (along with a reasonably detailed description of the dispute), within thirty (30) days from CBR's receipt of such invoice. Invoices for which no such timely notification is received shall be deemed accepted by CBR as true and correct and CBR shall pay all amounts due under such invoices within the period set forth in Section 5.5. The parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, each party shall continue performing its obligations under the Agreement during any such dispute, including, without limitation, payment by CBR of all undisputed amounts.

5.5

Payment Terms. Any undisputed amounts due under this Agreement shall be payable thirty (30) days from date of receipt by CBR of the invoice. All amounts shall be due and paid in U.S. Dollars. Except for invoices which CBR has successfully disputed, Thermo shall be entitled to interest on late payments from the date on which payment was due. The rate of interest shall be [**] per annum.

5.6

Taxes. All amounts due hereunder are exclusive of, and CBR is solely responsible for, all taxes, duties, sales taxes, value added taxes, assessments, and similar truces and duties relating to the Products, including interest and penalties thereon, unless CBR provides an effective exemption certificate from such truces, etc. Thermo may invoice for any such taxes. Thermo shall comply with any relevant sales tax requirements including but not limited to the 2019 requirement under the Supreme Court decision South Dakota v. Wayfair.

SECTION 6 – DISPOSABLES CREDIT BALANCE

6.1

Disposables Credit Balance. CBR shall receive a replacement for each Disposable found to be non-conforming and any other unopened Disposables in the lot as provided for in Section 5.10.4 of the Quality Agreement as referenced in Section 9.3 herein ("Replacement Disposables"). Replacement Disposables shall be tracked and reconciled between CBR and Thermo at the end of each quarter. Thermo will ship replacements as box quantities and will carry over remaining individual numbers (<24 each) to the following quarter.

SECTION 7 – RESTRICTED USE

7.1

Limitations on Use. The Products are supplied to CBR solely for use in the Field of Use. The right of CBR to use the Products is further subject to CBR's ongoing compliance with the provisions of the AXP Operator & Maintenance Manual.

7.2

Regulatory Requirements. CBR is solely liable to ensure compliance with any regulatory requirements related to CBR's use of Products. Thermo remains responsible for ensuring regulatory compliance with respect to the manufacture, supply, storage, shipment and release of Products and the use thereof both (a) within the Field of Use in accordance with the AXP Operator & Maintenance Manual and in compliance with any FDA regulations governing the Products, as such may be revised or amended from time to time. Thermo agrees to cooperate with CBR in providing any information necessary for regulatory requirements.

SECTION 8 - WARRANTY

8.1

Warranty. Thermo warrants that the Disposables will meet the Specifications at the time of delivery and until their expiration date. Thermo warrants that all other Products will meet the Specifications at the time of delivery and for twelve (12) months thereafter, as set forth in the warranty attached as Exhibit D, and as provided in the AXP Repair Device Service Agreement. In the event of a conflict between this Agreement, the Quality Agreement, and the warranty in Exhibit D, the following shall control: first this Agreement, then the Quality Agreement, and last the warranty in Exhibit D.

SECTION 9 - QUALITY

9.1

Quality Systems. Thermo shall require all manufacturers and sub-manufacturers involved in the manufacture of the Products, to use commercially reasonable efforts to comply with ISO 13485 or corresponding quality system. In addition, Thermo shall maintain 510(k) clearance of the AXP System and adhere to all applicable FDA regulations and shall provide CBR a right of reference to such 510(k) that will be usable by CBR if a Default (as defined in the License and Escrow Agreement) occurs. Thermo shall provide CBR with copies of any documents and other correspondence provided to Thermo related to FDA actions against Thermo or Thermo’s Product manufacturers including documentations of investigations and corrective actions.

9.2

Inspection and Audit Rights. Thermo hereby grants to CBR or a third party acting on CBR's behalf access, during normal working hours and upon reasonable advance notice to Thermo's premises (including Thermo's manufacturing operations used in production of the Products) and all pertinent documents and other information, related to quality systems, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to Thermo's performance under this Agreement, including ensuring access to Thermo's suppliers and contract manufacturers related to their manufacturing operations and quality systems, for the purpose of auditing Thermo against its quality system and as a critical supplier to CBR, provided that (i) any third party acting on CBR's behalf shall sign a confidentiality agreement acceptable to Thermo, and (ii) such audit or inspection shall occur no more than annually; provided that such audit or inspection shall be permitted more frequently in the event Products have repeatedly failed to conform to the Specifications, a regulatory authority has found that Thermo or its manufacturer failed to comply with Applicable Regulations in the production of the Products or a recall of the Product has occurred. Thermo agrees to reasonably cooperate with CBR in connection with any such audit or inspections. Any such audit or inspection shall be at CBR's sole cost and expense.

9.3	Quality Agreement. Thermo and CBR agree to the terms and provisions of the Quality Agreement which is incorporated herein by reference. The Quality Agreement is attached hereto as Exhibit F.

SECTION 10 – EXPORT CONTROL

10.1

CBR will purchase Products only for its own use and will not sell or attempt to sell the Products to third parties. With the exception of CBR's Affiliates, CBR will not export products without prior written approval from Thermo.

10.2

CBR undertakes not to re-export the Products covered by this Agreement without the requisite export license from relevant body of the United Nations or other similar international organization, the United States Government, the country of origin or the original country of export. The requirement to obtain a license may vary depending on the country of destination, the end user, the end use, and other factors. Upon request from Thermo, CBR shall furnish Thermo with copies of all documents relating to such re-export.

SECTION 11 – CONFIDENTIALITY

11.1	Data Privacy. Thermo shall comply with all applicable federal and state data protection and privacy laws and shall only use data acquired from CBR for the purposes stated in the Original Agreement.

11.2

Confidentiality. Each party acknowledges that, in the course of performing its duties and obligations under this agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives. Confidential Information includes information relating to the disclosing party's business, including, without limitation, customer and healthcare professional information, personnel information, product designs, product plans, data, software and technology, financial information, marketing plans, business opportunities, proposed terms, pricing information, discounts, inventions and know-how that either (a) is designated as confidential by the disclosing party at the time of disclosure; or (b) would reasonably be understood, given the nature of the information or the circumstances surrounding its disclosure, to be confidential. Each party agrees that any Confidential Information furnished by the other party or such other party's representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Product(s) and parts under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party.

11.3

Exceptions. The confidentiality obligations of each party under Section 11.1 do not extend to any Confidential Information furnished by the other party or such other party's representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was known to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party's representatives, (iii) was independently developed without the use of the other party's Confidential Information by representatives of such party who did not have access to the other party's Confidential Information, as established by contemporaneous written records, or (iv) becomes known to such party or its representatives on an non-confidential basis from a source other than the other party or such other party's representatives; provided, however, that such source is not bound by confidentiality obligations pursuant to any agreement, law, regulation or fiduciary obligation with respect to the other party or such other party's representatives.

11.4

Compelled Disclosure. In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information :furnished by the other party or such other party's representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

11.5

Ownership of Confidential Information. The party disclosing or otherwise furnishing Confidential information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

11.6

Survival. The obligations of the parties under this Section 11 shall survive the expiration or earlier termination of this Agreement (i) with respect to Confidential Information that relates to trade secrets, until such Confidential Information is no longer Confidential Information pursuant to Section 11.2, (ii) the provisions of Section 12.1 shall survive for the duration stated and (iii) otherwise, for a period of seven (7) years.

SECTION 12 – INTELLECTUAL PROPERTY

12.1

License Grant. Thermo hereby grants to CBR a non-exclusive, worldwide, royalty-free, fully paid up, and perpetual license to use the Products and all Thermo Intellectual Property for the limited purpose of using the Products for the automated volume reduction of cord blood for the purpose of making cell concentrates.

12.2

Restrictions. Except as otherwise set forth in this Agreement or the License and Escrow Agreement, Thermo retains all ownership of its Intellectual Property, and CBR will not (a) modify, alter, amend, fix, translate, enhance or otherwise create derivative works of the Products; (b) reverse engineer, disassemble, decompile, or decode the Products, including the software incorporated therein; (c) attempt to derive or gain access to the source code of the software incorporated into the Products, except as and only to the extent this restriction is prohibited by law; or (d) remove, delete or alter any trademarks, copyright notices or other Intellectual Property rights notices of Thermo or its licensors from the Products.

12.3

Advertisement. Notwithstanding the foregoing, CBR shall have the right to inform the public regarding the Products in advertising materials and use Product logos and descriptions in such materials subject to compliance with Thermo's use guidelines.

12.4

Representation. Thermo has the legal authority or right (whether by ownership license or otherwise) to grant access, a license or a sublicense of or under, or to otherwise disclose to CBR, all Intellectual Property necessary or useful for using the Products for the automated volume reduction of cord blood for the purpose of making cell concentrates, without breaching the terms of any agreement with an Affiliate or a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

SECTION 13 – LIMITATIONS OF LIABILITY AND INDEMNIFICATION

13.1

Limitation. Save for any liability under Section 8 and Section 13.3, Thermo shall not be Liable for any damage to property caused by the Product after it has been delivered to Carrier. Nor shall Thermo be liable for any damage to products manufactured by CBR, or to products of which CBR’s products form a part.

13.2

Indirect Loss. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 13.3 OR ELSEWHERE IN THIS AGREEMENT, THERE SHALL BE NO LIABILITY FOR EITHER PARTY TOWARDS THE OTHER PARTY FOR LOSS OF PRODUCTION, LOSS OF PROFIT, LOSS OF USE, LOSS OF CONTRACTS OR FOR ANY CONSEQUENTIAL, ECONOMIC OR INDIRECT LOSS WHATSOEVER, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY.

13.3	Indemnification.

(a)

CBR shall indemnify and hold Thermo harmless from and against any and all liability damage, loss, cost and/or expense (including without limitation reasonable attorney's fees) which arise or result from third party claims in connection with the distribution, marketing or use of CBR products that are processed using the Products, except to the extent such liabilities, damages, losses, costs or expenses are (i) a direct result from an act or omission of gross negligence or willful misconduct on the part of Thermo or its employees or agents, (ii) proximately caused by either a Product's failure to conform to its Specifications (regardless of when that failure occurs) or the normal use of the Products in accordance, where applicable, with the AXP Operator's manual or (iii) violation by Thermo of a law, regulation or government order.

(b)

Thermo shall indemnify and hold CBR and its Affiliates harmless from and against any and all liability damage, loss, cost and/or expense (including without limitation reasonable attorney's fees) which arise or result from third party claims in connection with an act or omission of gross negligence or willful misconduct, violation of law, regulation or government order; or a Product’s failure to conform to its Specifications. Thermo shall also indemnify, defend, and hold harmless CBR and its Affiliates from and against any third-party claim that any ordinary use of the Product infringes a claim for copyright, trademark, trade secret or patent or, in each case, applications therefore in the United States. If any Product is, or in Thermo's opinion is likely to be, held to be infringing, Thermo shall at its expense and option either (a) procure the right for CBR to continue using it, (b) replace it with a noninfringing equivalent, (c) modify it to make it non-infringing, or (d) direct the return of the Product and refund to CBR the fees paid for such Product. Decisions regarding infringing Product shall be made in consultation with CBR.

(c)

To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and full authority for the indemnifying party to defend or settle the claim or suit, provided that a failure to notify shall not cause a party to lose its right to indemnification under this Section 13.3 unless such failure causes the other party prejudice or a loss of rights. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party's written consent. The indemnifying party shall not agree to a settlement of any third party claim arising under this Agreement without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

SECTION 14 – REPRESENTATION AND WARRANTIES

14.1	Each Party has the requisite rights, power, and authority to enter into this Agreement and to perform according to its terms.

14.2	The officer signing this Agreement on behalf of it has authority to do so.

14.3

Each Party is presently under no obligation to any third party which would prevent it from carrying out its duties and obligations under this Agreement or which is inconsistent with the provisions contained in this Agreement.

14.4	Each Party will cause its employees and agents to comply with all laws, regulations, and standards applicable to the performance of its obligations under this Agreement.

SECTION 15– JOINT OPERATING COMMITTEE

15.1

Upon the Effective Date, Thermo and CBR shall establish a JOC. The JOC shall be comprised of a minimum of 2 members appointed by Thermo and a minimum of 2 members appointed by CBR. The JOC shall have the duties and responsibilities set forth in this Section.

15.2

The JOC may discuss and work to reach consensus on the management and administration of the responsibilities and obligations of the parties under the Agreement. If the JOC is unable to reach consensus on a matter, the issue shall be resolved by the senior-most executives of the parties not otherwise on the JOC. If such senior executives cannot reach consensus and resolution. the parties shall continue to comply with the express terms of the Agreement, and each party shall have the right to decide how to proceed within each party's respective area of responsibility.

15.3

The JOC will meet no less than two (2) times a year (one (1) time face-to-face and one (1) time via phone or video conferencing) to review, among other things, sales performance, progress on sales metrics, the operating plan and budget, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the parties.

SECTION 16 – TERMS AND TERMINATION

16.1

Term. This Agreement shall commence as of the Effective Date and shall continue for three (3) years and will automatically renew in one-year increments (“Renewal Term”) unless either party provides written notice of its intention not to renew six (6) months prior to the end of the term or any Renewal Term.

16.2	Early Termination. This Agreement (and all outstanding Purchase Orders) may be terminated early as follows:

(a)

if either party is in breach of any of its material obligations under this Agreement and such breach cannot be cured, or the breaching party fails to remedy that breach within thirty (30) days after receipt of written notice of such breach from the non- breaching party, the non-breaching party may terminate this Agreement immediately by giving written notice of such termination.

(b)	by either party upon twelve (12) months’ prior written notice to the other party.

(c)

if a party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business, the other party may terminate this Agreement (and all outstanding Purchase Orders) upon written notice to the first party; and

(d)

In the event of a Force Majeure affecting Thermo's performance under this Agreement for more than ninety (90) days, CBR may terminate with at least thirty (30) days' written notice, provided that the Force Majeure event is not ended by the end of the 30-day notice period. CBR can give notice immediately to terminate at any time after being informed of the Force Majeure event under Section 17.5 that Thermo expects to last more than ninety (90) days.

16.3	Effects of Termination.

(a)

Upon any expiration or termination of this Agreement, in addition to the parties' other rights and remedies at law and in equity and any other rights as expressly set forth in this Agreement and the License and Escrow Agreement, the parties shall have the following rights and obligations:

(i)

The parties shall negotiate in good faith the delivery of any Products under any outstanding binding Purchase Orders, and CBR shall pay for Products accepted in accordance with the terms of this Agreement, provided that if CBR terminates this Agreement other than for convenience under Section 16.2(b), then CBR may determine in its sole discretion whether and to what extent it desires to receive, accept and return Products under outstanding binding Purchase Orders.

(ii)

Other than in the case of a termination by Thermo under Section l6.2(a) for uncured breach by CBR, Thermo shall supply CBR with up to six months of CBR's forecasted requirements of the Products, pursuant to Purchase Orders delivered by CBR within forty-five (45) days of the effective date of termination, at the price and subject to the terms specified herein (the "Final Order''). Thermo shall deliver the Products ordered in the Final Order as soon as they are produced.

(iii)	except to the extent necessary to complete performance pursuant to subsections (i) or (ii):

A.

Thermo shall deliver to CBR all CBR Property and Specifications (and all copies thereof) F.O.B. CBR's facilities, and shall otherwise provide CBR with transition services as reasonably requested by CBR for a period of up to three (3) months to assist CBR to transition in an orderly fashion from production of the Products by CBR to production of the Products by a third party selected by CBR All freight and insurance costs of delivering the CBR Property and Specifications (and all copies thereof) shall be borne by Thermo.

B.	all licenses granted by CBR hereunder shall immediately terminate, except as provided in the License and Escrow Agreement; and

C.	each party as a receiving party shall deliver to the disclosing party such disclosing party's Confidential Information in the receiving party's possession or control.

16.4

Survival of Certain Obligations. Notwithstanding the expiration or termination of this Agreement, any provision of this Agreement shall survive termination that by its nature is necessary to permit the parties to perform their respective obligations under Section 16.3(a) or that applies to the parties' relationship generally.

SECTION 17– MISCELLANEOUS

17.1

Assignment. Neither party may transfer or assign any rights or obligations under this Agreement, however each of the parties shall have the right to transfer or assign its rights and obligations to an Affiliate, and to a third-party acquirer of all or substantially all of the assets of the business to which this agreement pertains upon thirty (30) days prior written notice to the other party. Additionally, this Agreement may be assigned in the case of any reorganization or reincorporation of either party.

17.2	Modifications. No provision of this Agreement may be amended, modified, or otherwise changed, other than by an instrument in writing duly executed on behalf of the parties to this Agreement.

17.3

Entire Agreement. This Agreement, including the Exhibits hereto (which are each incorporated into this Agreement by this reference) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral. between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any other manner, except as set forth herein. The parties acknowledge that this Agreement terminates, supersedes, and replaces the Prior Agreement, and the Prior Agreement is of no further effect.

17.4

Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

17.5

Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party's reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law;(e) actions, embargoes or blockades in effect on or after the date of this Agreement;(f) action by any governmental authority; (g) national or regional emergency; or a (h) pandemic or epidemic (a “Force Majeure Event"). The party suffering a Force Majeure Event shall give notice to the other party within three (3) days of the Force Majeure Event, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

17.6

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.7

Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.8

Notices. Forecasts, orders, and other communication in the ordinary course of business shall be submitted to the contact persons set forth in Appendix 6. Any legal notices shall be in writing and shall be deemed to have been given if delivered personally or sent by mail or email to the addresses as follows:

If to Thermo:

ThermoGenesis Corp.

Attn: Haihong Zhu

2711 Citrus Road

Rancho Cordova, CA 95742

Mail to: [**]

If to CBR:

CBR Systems, Inc.

6550 S Bay Colony

Drive STE 160

Tucson, AZ 85756

Attention: William Thephasdin

[**]

With copy (which shall not constitute notice) to: CooperSurgical, Inc. 75 Corporate Drive Trumbull, Connecticut 06611 Attention: General Counsel

All such notices shall be deemed to have been given on the date personally delivered or, if sent by mail, 3 days after deposit with the U.S. Postal Service, return receipt requested, or, if sent electronically, on the date of transmission

17.9

Announcement. The parties agree to consult with each other before issuing any press release or making any public statement, either in writing or verbally, with respect to this Agreement or any other transaction contemplated herein and, except as may be required to make any regulatory filing or by applicable law or regulation or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to providing the press release to the other party and obtaining the written consent of the other party, provided that the request shall be deemed approved in the event that the other party does not reply to a request within five (5) days. Any scientific publication referencing Thermo, or the Products must be provided to Thermo by CBR at least thirty (30) days prior to release. Once any public disclosure is approved for disclosure by either party as provided in this Section 17.9, the other party may make subsequent or repeated public disclosures {orally or in writing) of the contents thereof without the further approval of the other party.

17.10

Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. The United Nations Convention on the International Sale of Goods is hereby excluded.

17.11

Disputes. Any dispute in connection with this Agreement shall be finally settled by arbitration in San Mateo County, USA, in accordance under the rules of Judicial Arbitration and Mediation Services (JAMS).

17.12

Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder. Each party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other party hereto.

17.13

Construction. Words such as "herein," "hereinafter," ''hereof' and "hereunder" refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires. Whenever the word "include," "includes" or "including" appears in this Agreement, it shall be deemed in each instance to be followed by the words "without limitation."

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed by a duly authorized representative as of the day and year first above written.

CBR Systems Inc.

By:/s/ Joshua Blazek

Name: Joshua Blazek

Title: Vice President, Life Sciences Operations

THERMOGENESIS CORP.

By: /s/ Haihong Zhu

Name: Haihong Zhu

Title:    Chief Operating Officer

Attachments:

Exhibit A – Specifications

Exhibit B – AXP Device Repair Service Agreement Exhibit C – Pricing Details

Exhibit D – Warranty

Exhibit E – Technology License and Escrow Agreement (with the Escrow Service Agreement attached as Exhibit EA to Exhibit E)

Exhibit F – Quality Agreement

[Signature page to Manufacture and Supply Agreement]

EXHIBIT A

Specifications

[**]

EXHIBIT B

AXP Device Repair Service Agreement

[**]

Appendix A to Exhibit B AXP II System Repair Agreement

Serial Number	Warranty Expiration Date	Description
[**]	15-Jan-20	AXP II Device
[**]	15-Jan-20	AXP II Device
[**]	15-Jan-20	AXP II Device
[**]	15-Jan-20	AXP II Device
[**]	15-Jan-20	AXP II Device
[**]	15-Jan-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	6-June-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device
[**]	25-Nov-20	AXP II Device

Appendix A to Exhibit B AXP II System Repair Agreement (continued)

Serial Number	Warranty Expiration Date	Description
[**]	15-Jan-20	AXP II Docking Station
[**]	15-Jan-20	AXP II Docking Station
[**]	15-Jan-20	AXP II Docking Station
[**]	15-Jan-20	AXP II Docking Station
[**]	15-Jan-20	AXP II Docking Station
[**]	6-Jun-20	AXP II Docking Station
[**]	6-Jun-20	AXP II Docking Station
[**]	6-Jun-20	AXP II Docking Station
[**]	9-Aug-20	AXP II Docking Station
[**]	9-Aug-20	AXP II Docking Station
[**]	9-Aug-20	AXP II Docking Station
[**]	9-Aug-20	AXP II Docking Station
[**]	21-Oct-20	AXP II Docking Station
[**]	25-Nov-20	AXP II Docking Station
[**]	25-Nov-20	AXP II Docking Station
[**]	25-Nov-20	AXP II Docking Station
[**]	25-Nov-20	AXP II Docking Station
[**]	25-Nov-20	AXP II Docking Station

Exhibit C

Pricing

Thermo Part Number	Description	Price/Each	Price/Box
Disposable Products
8-5101	Processing Bag Set Box of 24 each	$[**]	$[**]
8-5110	QC Bag Set/Disposable Box of 10	$[**]	$[**]
8-5124	Freezing/Processing Bag Labels		$[**]
5-5121	Label Barcode LN2 Canister		$[**]
Non-Disposable Products
8-5100	Start-Up Kit - Counterweight (1) - Wireless Bar Code Scanner (1) - Device Stand (1) - Weight Set (1) - Xpress TRAK Software (1) - Operators Manual (1) - Component Retaining Clip Set (1)	$[**]	$[**]
80056	AXP II Device	$[**]	$[**]
80055	AXP II Docking Station	$[**]	$[**]
8-5104	Counter Weight	$[**]	$[**]
8-5109	Weight Kit		$[**]
7-00-186	Weight Compensation Cap	$[**]	$[**]
8-5108	Device Stand	$[**]	$[**]
8-5120	ABC Switch Box	$[**]	$[**]
8-5114	Adapter, Sorval 11754/11297 Buckets (Pk of 2)	$[**]	$[**]
8-5155	Sorvall 11754 Bucket Pads (Pack of 2)	$[**]	$[**]
8-5106	Wireless Code Scanner	$[**]	$[**]
1-03-049	Print Station Barcode label	$[**]	$[**]
710015	Battery Replacement Kit	$[**]	$[**]
8-5148	Component Retaining Clip Set		$[**]
7-00-328	Assembly, Carrier, Freezing Bag, AXP, I.M.	$[**]	$[**]
7-00-213	XpressTRAK Software Upgrade	$[**]	$[**]
N/A	AXP Device Annual Service per unit	$[**]
N/A	AXP Docking Station Annual Service per unit	$[**]

EXHIBIT D

Warranty

Warranties

ThermoGenesis Corp. ("Thermo") has thoroughly reviewed the contents of this Warranty (the "'Warranty"). Contents of this Warranty are not intended to be and should not be understood as representations or warranties for the Thermo AXP System

All Thermo products are covered by specific and limited warranties, as described in this Warranty. For questions about Platform warranties, or if warranty repairs are needed, contact authorized distributor or Thermo.

ThermoGenesis Corp.

2711 Citrus Road

Rancho Cordova, CA 95742 USA

Toll free: I (800) 783-8357 (U.S./Canada)

Telephone: 1 (916) 858-5100 (outside U.S./Canada)

Fax: 1 (916) 858-5199

Email: customerservice@thermogenesis.com

www.thermogenesis.com

When calling for service or repairs, have available:

•     Detailed information about problem

•     Disposable lot number and expiration date

•     Service record

•     Serial numbers and date/place of purchase of device and docking station.

Limited Warranty	Thermo Products are designed and manufactured to provide reliable, trouble-free performance when properly maintained and used according to operating instructions provided. Each unit is carefully inspected, tested and in good working order prior to shipping.

AXP Device

Thermo warrants to original purchaser that Device and docking station will be free from defects in material or workmanship for one (1) year from date of delivery. Thermo also warrants that spare parts will be free from defects in material workmanship for a period of ninety (90) days, or maximum time required by applicable local law, from date of delivery of spare part. Equipment failure due to reasons other than manufacturing defects such as accident, misuse or failure to timely perform scheduled maintenance in accordance with maintenance schedule included with operating instructions for the unit is excluded from Warranty coverage. This Warranty covers cost of parts and labor needed to make Warranty repairs. Thermo reserves the right to replace any malfunctioning unit or part with a new or refurbished unit in lieu of repairing such unit.

This Warranty and Thermo's obligation to repair or replace defective parts is sole and exclusive remedy of purchaser. Under no circumstances shall Thermo be liable for consequential or economic damages that might arise from a defective part.

THERMO MAY AUTHORIZE INDEPENDENT CONTRACTORS TO PERFORM SERVICE. SERVICE PROVIDERS ARE INDEPENDENT CONTRACTORS, NOT THERMO EMPLOYEES.

THERMO WARRANTIES, AS SET FORTH IN THE AGREEMENT INCLUDING BUT NOT LIMITED TO THIS WARRANTY, ARE EXCLUSIVE AND ARE IN LIEU OF, AND PURCHASER HEREBY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

Limitations	Equipment or spare part malfunctions other than those caused by defects in materials or workmanship, including malfunctions caused by misuse, accident, or failure to perform scheduled maintenance, are excluded from coverage. Any alterations or modifications made to the unit (other than modifications or alterations made by Thermo) render warranty null and void. Thermo will not be responsible for any consequential or incidental damages resulting from equipment malfunction or loss of use of equipment.

Disposables	Thermo warrants to original purchaser that Disposables will be free from defects in material and workmanship until their expiration date. Thermo warrants that all reasonable care has been used in the manufacture of the Disposables. Thermo shall not be liable for any consequential loss, damage, or expense arising directly from use of a defective disposable. Thermo will replace only those disposables that it deems were defective at time of delivery. The above is exclusive and in lieu of all other warranties, expressed or implied, written or oral, including, but not limited to, any implied warranties of merchantability or fitness.

EXHIBIT E

AMENDED AND RESTATED TECHNOLOGY LICENSE AND ESCROW AGREEMENT

This Amended and Restated Technology License and Escrow Agreement (“License and Escrow Agreement”), effective as of May 29, 2024 (the “Effective Date”), is made by and between ThermoGenesis Holdings, Inc. ("Thermo") a Delaware corporation (together with its Affiliates, including ThermoGenesis Corp., a Delaware corporation and wholly owned subsidiary of Thermo), and CBR Systems Inc., a Delaware corporation ("CBR").

BACKGROUND

A.

The parties intend that this License and Escrow Agreement amends and restates (and therefore replaces) any and all other Technology License and Escrow Agreements and amendments and/or restatements of such entered into by the parties. The purpose of this License and Escrow Agreement is to license and make available to CBR certain technical information for the limited purpose of allowing CBR to manufacture certain products being sold to CBR.

B.

The Parties had entered into a Sale and Purchase Agreement effective December 31, 2013 (the “Sale and Purchase Agreement”), under which Thermo agreed to sell, and CBR agreed to purchase the Products (as defined therein). The Sale and Purchase Agreement superseded the Original Product Agreement in its entirety. Concurrently with the execution of this License and Escrow Agreement, the Parties are entering into a new Manufacturing and Supply Agreement (“Manufacturing and Supply Agreement”) pursuant to which Thermo agrees to sell, and CBR agrees to purchase the Products (as defined therein).

NOW, THEREFORE, the parties agree as follows:

1)	Escrow Deposit of Intellectual Property and Other Information.

a)

Initial Deposit. Thermo deposited, and will continue to maintain in and to deposit for the duration of the Manufacturing and Supply Agreement, with NCC Group (as identified as Escode) or another similar escrow company (“NCC Group”) a complete description of all of the information and know-how that is necessary or useful for the manufacture of the Products (as updated from time to time, the “Deposit Materials”), including but not limited to:

i)

Technical information, vendor lists, costing documents, engineering drawings, manufacturing and assembly SOPS, and related information, including that contained in the currently approved and released Thermo Device Master Record (“DMR,” as defined in 21 CFR 820.181),

ii)	A copy of the 510(k) as originally submitted to the United States Food and Drug Administration (“FDA”),

iii)	A complete FOI copy of the 510(k) requested by the seller (copies requested by 510(k) owners are not redacted),

iv)	Copies of all correspondence to and from the FDA concerning the 510(k) during the FDA review process,

v)	Copies of all change orders for changes made to the Device since FDA cleared the Device,

vi)	Copies of all letters to file and completed safety and effectiveness assessments including FDA decision tree assessment forms for each change, and

vii)	A copy of the Design History File.

Thermo and CBR have selected NCC Group to serve as the escrow company pursuant to the terms of the Three Party Master Beneficiary Escrow Service Agreement by and among Thermo, CBR and NCC Group (“Escrow Service Agreement”), a copy of which agreement is attached as Exhibit EA. Thermo has determined the exact materials that need to be deposited into escrow (“Deposit Materials”). Thermo has provided a duly executed officer’s certificate certifying that the Deposit Materials contain all the information (including but not limited to information regarding any and all manufacturers and sub-manufacturers and retailers of Products and all suppliers, contractors, subcontractors and other vendors of Thermo (collectively, the “Vendors”)) and all Intellectual Property and know-how necessary or useful to manufacture, repair and provide maintenance for the Products. For purposes of clarification, the Deposit Materials shall cover both the Device and Disposables. Representatives of CBR shall be entitled from time to time to verify the completeness of the Deposit Materials, pursuant to the terms of the Escrow Service Agreement, but shall not be entitled to copy the Deposit Materials.

b)

Supplemental Deposits. Thermo agrees to supplement the Deposit Materials at least once in each six (6) month period from the Effective Date hereof to incorporate any additions to or modifications of the information and know-how necessary or useful to manufacture the Products. At the time of deposit of such a supplement, Thermo shall provide to CBR an updated officer’s certificate as provided in paragraph 1(a) above. The supplement and all previous deposits shall be available for verification by CBR as provided in paragraph 1(a) above. In the event of Default, Thermo shall immediately supplement the Deposit Materials with any additions or modifications of the information and know-how necessary or useful to manufacture, repair and provide maintenance for the Products.

2)

Assistance. In the event of a Default (as defined below) by Thermo, Thermo hereby agrees that, within two (2) weeks of receipt by Thermo of a written request from CBR, Thermo will, and will cause its Affiliates to, begin providing to CBR all reasonable technical assistance and assistance with all vendors, suppliers, contractors and subcontractors of Thermo and its Affiliates that is required or useful to enable CBR to manufacture or have manufactured the Products. Such assistance will continue until Thermo is notified in writing by CBR that assistance is no longer required.

3)

Right to Purchase Product. In the event of a Default by Thermo, Thermo agrees that CBR has the right to access and use the Deposit Materials as necessary for CBR to have an adequate supply of the Products, and any and all components thereof or raw materials therefore, from any and all Vendors for [**] (the “Right to Purchase Window”). CBR does not have to use only the Vendors and instead may choose in its sole discretion to select replacements of any or all of these Vendors. If at the conclusion of this Right to Purchase Window, Thermo has returned to compliance, and effective as of such date CBR is able to terminate its relationship with any third party manufacturers entered into as a result of Thermo’s Default, upon the mutual agreement of the Parties, Thermo shall resume supply of Products to CBR in accordance with the Manufacturing and Supply Agreement. If Thermo is unable to return to compliance at the end of the Right to Purchase Window, the Manufacturing and Supply Agreement will terminate and CBR will have a license to continue to use the Deposit Materials, as more fully set forth in Section 6 below, that shall survive the termination of the Manufacturing and Supply Agreement and this License and Escrow Agreement. This Section 3 expressly supersedes any restriction in the Manufacturing and Supply Agreement that limits CBR’s right to purchase the Products from a party other than Thermo. Thermo agrees to support this purchase and provide any information or assistance reasonably required to give effect to this Section 3.

4)

Escrow Service Agreement. Thermo and CBR shall enter into the Escrow Service Agreement with NCC Group or an equivalent provider to serve as the escrow holder of the Deposit Materials, to provide certain verification services and to release the Deposit Materials to CBR in the event that Thermo commits a Default.

5)	Definitions.

a)

Capitalized terms used herein shall have the meanings set forth in this Article 5, provided that terms used but not otherwise defined herein shall have the meanings ascribed to them in the Manufacturing and Supply Agreement.

i)

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

ii)

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

iii)

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

b)	Each of the following events or conditions shall constitute a “Default”:

i)

Thermo shall commence any case, proceeding or other action (x) under any existing or future Requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Thermo shall make a general assignment for the benefit of its creditors; or

ii)

There shall be commenced against Thermo any case, proceeding or other action of a nature referred to in clause 5(b)(i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or

iii)	Thermo shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due and payable.

iv)	Thermo fails to deliver the Products within ninety (90) days of the delivery date requested by CBR, or Thermo engages in any other material breach of the Manufacturing and Supply Agreement.

c)	Procedure in Case of Default or Material Breach.

i)

Default. Thermo shall immediately inform CBR of any Default, and CBR may immediately thereafter request release of the Deposit Materials. In the event that CBR believes that Thermo is in Default, CBR shall provide written notice to Thermo of such Default. If the Default cannot be cured within the time frames set forth in Section 5(b), if any, CBR shall be granted access to the Deposit Materials and shall be entitled to take any other steps as expressly set forth in this Agreement.

ii)

Material Breach. If either party believes that the other party is in material breach of this License, other than as identified in Section 5(b), the non-breaching party shall provide written notice to the breaching party and the breaching party shall have thirty (30) days to cure such breach. Either party may thereafter request binding arbitration pursuant to subsection (d) to determine whether such breach has been cured.

d)

Arbitration Process. If either party requests arbitration pursuant to Section 5(c), it shall be submitted to binding arbitration with Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The issue shall be determined by arbitration in San Mateo County, California before one arbitrator. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The decision of JAMS shall be rendered within thirty (30) days after the request for arbitration. If the arbitrator decides that CBR is entitled to a release of the Deposit Materials to CBR, the Deposit Materials shall be released to CBR immediately.

6)

Grant of Non-Exclusive License. Thermo hereby grants to CBR a royalty-free, non-exclusive license during the Term to all Intellectual Property rights, technical information, and know-how necessary or useful to manufacture or have the Products manufactured by CBR or any Vendors of Thermo for the sole and limited purpose of manufacturing, supplying, using, repairing and maintaining the Products for use by CBR and to otherwise continue its operations using the Device and Disposables, including but not limited to any time during the Right to Purchase Window. This license includes all and any additions to or modifications of the technical information and know-how necessary or useful to manufacture or have manufactured the Products through the date of any release from Escrow. This license shall be non-transferable (other than in connection with a change of control of CBR or Thermo, or to an Affiliate of CBR), provided that CBR may grant a sublicense to any party to manufacture the Products and sell them to CBR, which sublicense shall be non-transferable and non-sublicensable, except in connection with the manufacture of Products for CBR. In the event that Thermo is not able to return to compliance at the end of the Right to Purchase Window, the license described herein shall become an irrevocable, perpetual, royalty-free, non-exclusive license.

7)

Covenant Not to Exercise License Rights; Limitations. Notwithstanding the license granted to CBR and CBR’s absolute right to exercise its license rights under Section 6 of this License, to use the intellectual property rights, technical information, and know-how required to have the Products manufactured for use by CBR, CBR agrees that it will not use the Deposit Materials except as expressly allowed hereunder.

8)

Covenant Not to Interfere with Contractual Relations. Thermo covenants that it has no arrangements, and shall create no arrangements, that would interfere with, hinder or impede the ability of its vendors, suppliers, contractors or subcontractors to work with and/or provide Products to CBR in the event of the occurrence of a Default.

9)

Inspection and Audit Rights. Each party shall have the right to access, during normal working hours and upon reasonable advance notice to the other party, the premises (including manufacturing operations used in production of the Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, to confirm the other Party’s compliance with the requirements of and performance under this Agreement, provided that (i) any third party acting on a party’s behalf shall sign a confidentiality agreement acceptable to the other party, and (ii) such audit or inspection shall occur no more than annually; provided that such audit or inspection shall be permitted more frequently for “cause.” Each party agrees to reasonably cooperate with the other party in connection with any such audit or inspections. Any such audit or inspection shall be at the inspecting party’s sole cost and expense, other than any audit conducted for “cause” that was due to the other party’s negligence or misconduct.

10)	Term and Termination.

a)	Term. This License and Escrow Agreement shall remain in effect until the expiration or termination of the Manufacturing and Supply Agreement (the “Term”).

b)

Results of Termination. Upon the expiration or earlier termination of this License and Escrow Agreement, (i) if all Right to Purchase Windows have ended, Deposit Materials shall be returned to Thermo, (ii) if any Right to Purchase Window has not ended, the license granted in Section 6 of the Agreement, including but not limited to CBR’s right to use the Deposit Materials, will survive the termination of this License and Escrow Agreement until the end of the Right to Purchase Window if Thermo is back in compliance, at which time Deposit Materials will be returned to Thermo; or (iii) if Thermo is not back in compliance at the end of the Right to Purchase Window, the license granted in Section 6 of the Agreement including but not limited to CBR’s right to use the Deposit Materials, will survive the termination of this License and Escrow Agreement.

11)

Bankruptcy. In the event Thermo seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this License, CBR hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this License.

12)	Notices.

If to Thermo:	ThermoGenesis Holdings, Inc. 2711 Citrus Road Rancho Cordova, CA 95742 Attn: Chief Executive Officer

If to CBR:	Cbr Systems, Inc. 6550 S. Bay Colony Drive, Suite #160 Tucson, AZ 85706 Attn: William Thephasdin

13)

Miscellaneous. The Miscellaneous provisions in Section 17 of the Manufacturing and Supply Agreement shall apply to this License and are incorporated herein by this reference. In the event of a conflict between this License and the Manufacturing and Supply Agreement, this License shall control.

[Signature page follows]

The Parties have caused this License and Escrow Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

Signed for and on behalf of:	Signed for and on behalf of:

THERMOGENESIS HOLDINGS, INC.	CBR SYSTEMS, INC.

By:/s/ Chris Xu	By:/s/ Joshua Blazek

Name: Chris Xu	Name: Joshua Blazek

Title: Chief Executive Officer	Title: Vice President, Life Sciences Operations

THERMOGENESIS CORP..

By: /s/ Haihong Zhu

Name: Haihong Zhu

Title: Chief Operating Officer

EXHIBIT EA to EXHIBIT E Amended and Restated Technology License and Escrow Service Agreement

Three-Party Escrow Service Agreement Effective Date:

Deposit Account Number:

Parties: ThermoGenesis Corp., Cbr Systems, Inc, and NCC Group